Exhibit 5.1

SIDLEY AUSTIN LLP 555 WEST FIFTH STREET LOS ANGELES, CA 90013 (213) 896 6000 (213) 896 6600 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

November 20, 2007

M-Wave, Inc.

11533 Franklin Avenue, 2nd Floor

Franklin Park, Illinois 60131

Re:	39,608,978 Shares of Common Stock, $.005 par value per share

5,963,583 Shares of Series C Convertible Preferred Stock, $.01 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 filed on the date hereof by M-Wave, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), relating to the registration of the issuance of 39,608,978 shares of Common Stock, $.005 par value per share, and 5,963,583 shares of Series C Convertible Preferred Stock, $.01 par value per share (collectively, the “Shares”), of the Company. The Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of January 26, 2007 among the Company, Ocean Merger Sub, Inc., SunFuels, Inc. (“SunFuels”) and Blue Sun Biodiesel LLC (“Blue Sun”) (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) the shares of common stock held by the shareholders of SunFuels will be cancelled, and the shareholders of SunFuels shall have the right to receive 7.1217 shares of the Company’s common stock, (b) the shares of Series A Convertible Preferred Stock held by the preferred shareholders of SunFuels will be cancelled, and such preferred shareholders of SunFuels shall have the right to receive 7.1217 shares of the Company’s Series C Convertible Preferred Stock for each share of SunFuels Series A Convertible Preferred Stock, and (c) each issued and outstanding membership unit of Blue Sun not owned by SunFuels may, at the option of the holder, be contributed to the Company in exchange for 6,935.7796 shares of the Company’s common stock, and each membership unit of Blue Sun not owned by SunFuels or contributed to the Company shall be converted into the right to receive 6,935.7796 shares of the Company’s common stock, all as more specifically provided in the Merger Agreement (the “Merger”).

The Company is also holding an annual meeting at which, amongst other things, its stockholders will vote on a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of its preferred stock from one million shares to one hundred million shares, and the aggregate number of shares of all classes of capital stock which it shall have authority to issue from two-hundred one million shares to three hundred million shares, consisting of one hundred million shares of preferred stock and two hundred million shares of common stock (the “Amendment to Certificate of Incorporation”).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

M-Wave, Inc.

November 20, 2007

We are familiar with the Certificate of Incorporation of the Company and the resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the Merger. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers of the Company, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinion set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the forgoing, we are of the opinion that each of the Shares to be issued in the Merger will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall become effective under the Securities Act, (ii) the Merger shall have become effective under the Delaware General Corporation Law, (iii) the Amendment to Certificate of Incorporation shall have become effective under the Delaware General Corporation Law, and (iv) a certificate representing such Share shall have been duly executed, countersigned, registered and delivered in accordance with the Merger Agreement.

This opinion letter is limited to the Delaware General Corporation Law and the federal laws of the United States of America. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the foregoing opinions expressed herein after the date hereof.

We do not find it necessary for the purposes of the opinions expressed in this letter, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions (other than the federal laws of the United States of America) to the issuance of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/    Sidley Austin LLP